Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-113955) of CCSB Financial Corp. of our report dated November 7, 2003, with respect to the consolidated financial statements of CCSB Financial Corp. included in the Annual Report (Form 10-KSB) for the year ended September 30, 2003.

/s/ Michael Trokey & Company, P.C.

December 17, 2004

St. Louis, Missouri